Exhibit 99.1
                       Press Release date February 1, 1999

                                                          NEWS RELEASE
                                                          FOR RELEASE
                                                          IMMEDIATELY
                                                          Contact: Jere A. Young
                                                          215-735-4422



         Philadelphia, PA., February 1, 1999 - (NASDAQ:FRBK). Robert D. Davis was elected President and Chief Executive Officer of First Republic Bank, effective February 16, 1999, it was announced here today by Harry D. Modonna, Esq., Chairman of the Board of First Republic Bank, and Jere A. Young, President and CEO of the bank's parent company, Republic First Bancorp, Inc. Davis will be directly responsible for all aspects of the bank's overall operations and performance. Immediately prior to being elected as President and Chief Executive Officer of First Republic Bank, Davis served as regional President of Mellon Bank PSFS in the Philadelphia and southern New Jersey region. From 1993 to 1995, he was Chairman, President and CEO of Mellon Bank, Northern Region. Prior to joining Mellon, Davis served in various senior executive capacities with Marine Midland Bank, N.A., Buffalo, N.Y., which included Senior Vice President-Marketing services group, Senior Vice President and group executive of new ventures and Administrative Vice President directing Marine Midland's Long Island Region, which included 32 branch offices.

         In making the announcement, Young stated, "After a broad search, we are delighted to have found someone of Mr. Davis' stature, experience and knowledge of our industry to take over the leadership of the management team of our bank and to lead us into the next millennium. Bob Davis

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has an extensive  background  and record of success in all aspects of commercial and retail banking and he is a tremendous addition to our management team."

         Davis currently is on the board of directors and executive committee of the Boy Scouts of America, Cradle of Liberty Council. He previously served on the boards of the Greater Philadelphia Urban Affairs Coalition, Schuylkill River Development Counsel, Mellon Bank Community Development Corporation and the Filled Cup Association-Community Development Credit Union.

         Married and the father of six children, Davis and his wife, Edwina, are residents of Malvern, PA.

         First Republic Bank is a full-service, state-chartered commercial bank and is a member of the Federal Reserve System. Its deposits are insured by the Federal Deposit Insurance Corporation (FDIC). The bank offers diverse financial products through its eight offices located in Philadelphia, Ardmore, Abington and East Norriton.

         Contact:  Jere A.  Young of  Republic  First  Bancorp,  (215)  735-4422
(FRBK).


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